Exhibit 10.2

EXECUTION VERSION

LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AND GUARANTY

AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS ISSUER)

WITH

BABCOCK &WILCOX ENTERPRISES, INC.

(BORROWER)

CERTAIN OF SUBSIDIARIES OF BABCOCK &WILCOX ENTERPRISES, INC.

(GUARANTORS)

June 30, 2021

LIST OF EXHIBITS AND SCHEDULES

Schedules

Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.10	Licenses and Permits

i

LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AND GUARANTY AGREEMENT

Letter of Credit Issuance and Reimbursement and Guaranty Agreement dated as of June 30, 2021, by and among BABCOCK &WILCOX ENTERPRISES, INC. (the “Parent”), a corporation organized under the laws of the State of Delaware (together with each Person which may hereafter be joined hereto as a borrower from time to time, collectively, the “Borrowers” and each, a “Borrower”), those Subsidiaries of Parent party hereto and named on the signature pages hereto as “Guarantors” (together with each Person which may hereafter be joined hereto as a guarantor from time to time, collectively, the “Guarantors”, and each, a “Guarantor”, and together with the Borrowers, collectively, the “Loan Parties” and each, a “Loan Party”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as the issuer of Letters of Credit hereunder (in such capacity, together with its successors and assigns in such capacity, the “Issuer”).

IN CONSIDERATION of the mutual covenants and undertakings set forth herein, Loan Parties and Issuer hereby agree as follows:

I.             DEFINITIONS.

1.1.      General Terms. For purposes of this Agreement the following terms shall have the following meanings (any capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the Related ABL Facility Agreement):

“ABL Revolving Advances” shall mean the “Revolving Advances” as defined and provided for under the Related ABL Facility Agreement.

“ABL Swing Loans” shall mean the “Swing Loans” as defined and provided for under the Related ABL Facility Agreement.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agreement” shall mean this Letter of Credit Reimbursement and Guaranty Agreement, dated as of the date hereof, as the same may be amended, modified, supplemented, renewed, restated, or replaced from time to time.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Anti-Terrorism Laws” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Issuer, whether owned, operated or hosted by Issuer, any of its Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Issuer pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Issuer specifically instructs a Person to deliver in physical form.

“Approved LC Foreign Currencies” shall mean (x) Canadian Dollars, British Pounds Sterling, Danish Kroner, and Euros (collectively, the “Approved Anticipated LC Foreign Currencies”) and (y) such other currencies other than Dollars and other than the Approved Anticipated LC Foreign Currencies as Issuer shall approve in its sole discretion from time to time (any such other approved currencies, the “Approved Additional LC Foreign Currencies”).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as in effect from time to time, or any successor statute.

“Beneficial Owner” shall mean, for each Loan Party, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Loan Party’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Loan Party.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall include the successors and permitted assigns of each applicable Person.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean the Parent.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey, and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Certificate of Beneficial Ownership” shall mean, for each Loan Party, a certificate in form and substance acceptable to Issuer (as amended or modified by Issuer from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Loan Party.

“Claims” shall have the meaning given to such term in Section 16.5 hereof.

“Closing Date” shall mean later of (x) the date of this Agreement and (y) the date upon which all of the conditions precedent in Section 8.1 shall have been satisfied (or waived in accordance with the terms hereof).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended, modified, or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a)        all Receivables (as such term is defined in the Related ABL Facility Agreement) and all supporting obligations relating thereto;

(b)        all equipment and fixtures;

(c)        all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d)        all Inventory (as such term is defined in the Related ABL Facility Agreement);

(e)        all Subsidiary Equity Interests (as such term is defined in the Related ABL Facility Agreement), securities, Investment Property (as such term is defined in the Related ABL Facility Agreement), and financial assets;

(f)         all Material Real Property (as such term is defined in the Related ABL Facility Agreement);

(g)        [RESERVED];

(h)       all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i)         all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through and including (h) of this definition; and

(j)          all proceeds and products of the property described in clauses (a) through and including (i) of this definition, in whatever form.

It is the intention of the parties that if Issuer shall fail to have a perfected Lien in any particular property or assets of any Loan Party for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Issuer against Loan Parties, would be sufficient to create a perfected Lien in any property or assets that such Loan Party may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the foregoing, Collateral shall not include any Excluded Property (as such term is defined in the Related ABL Facility Agreement).

“Commitment” shall mean the obligation of Issuer to issue Letters of Credit hereunder in an aggregate amount of the Dollar Equivalent of the aggregate Maximum Undrawn Amounts for all such Letters of Credit not to exceed the Commitment Amount.

“Commitment Amount” shall mean $110,000,000.

“Companies” shall mean, collectively, Parent and each of its Subsidiaries, and “Company” shall mean each and any of them.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(b) hereto to be signed by the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Company’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Related ABL Facility Documents, or the Reimbursement/Cash Collateral Facility Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consortium” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean a deposit account control agreement or securities account control agreement or commodities account control agreement or blocked account agreement, as applicable, entered into by any one or more Loan Parties, an applicable bank or other depository institution or securities intermediary or commodity intermediary, and Issuer that is sufficient to provide Issuer with “control” (for purposes of Articles 8 and/or Article 9 of the Uniform Commercial Code, as applicable) over the deposit account(s) or securities accounts(s) (and/or the investment property and/or financial assets maintained therein or credited thereto) or commodity account(s) (and/or the commodity contracts carried therein) subject thereto maintained with such applicable bank or other depository institution or securities intermediary or commodity intermediary, and otherwise in form and substance reasonably acceptable to Issuer in their Permitted Discretion.

“Covered Entity” shall mean (a) each Loan Party, each of each Loan Party’s Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” means at any time (i) as to any amount denominated in Dollars, the amount thereof at such time, and (ii) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by the Issuer in good faith at such time using the Exchange Rate in effect on the day of determination.

“Dollar Equivalent Drawing Amount” shall have the meaning set forth in Section 2.4(a) hereof.

“Eligible Letter of Credit” shall mean a Letter of Credit that:

(i)       provides for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein,

(ii)       has an expiry date (both at the time of the initial issuance thereof and at the time of any renewal or extension thereof) (x) not later than twelve (12) months after such Letter of Credit’s date of issuance and (y) in no event later than thirty (30) days prior to the last day of the Term,

(iii)     has a Maximum Undrawn Amount no greater than the Dollar Equivalent (at the time of the issuance thereof) of (1) $20,000,00 (or such greater amount in any particular case as may be approved in advance and in writing by Issuer and the Third Party Cash Pledgor) for any individual proposed Letter of Credit and (2) $35,000,000 (or such greater amount in any particular case as may be approved in advance and in writing by Issuer and the Third Party Cash Pledgor) in the aggregate, when taken together with the Dollar Equivalent (at the time of the issuance thereof) of the total sum of the Maximum Undrawn Amounts of all other Letters of Credit issued under this Agreement and outstanding at the time of the issuance of such proposed Letter of Credit such that are: (x) issued to the same beneficiary and/or its Affiliates as the proposed Letter of Credit and (y) in support of the same Contractual Obligation as the proposed Letter of Credit;

(iv)      is denominated in Dollars or an Approved LC Foreign Currency; and

(v)      would be eligible and otherwise would qualify to be issued as a “Letter of Credit” under the Related ABL Facility Agreement (other than with respect to any letter of credit or currency sublimits with respect to letters of credit issued under the Related ABL Facility Agreement);

provided that, no Letter of Credit shall be an Eligible Letter of Credit hereunder if such Letter of Credit is issued more than three (3) Business Days’ after Issuer has received a Third Party Facility Default Notice (unless Reimbursement/Cash Collateral Agent shall thereafter give a written notice (in accordance with the provisions of Section 16.6 hereof) to Issuer referencing and attaching a copy of such Third Party Facility Default and stating that Reimbursement/Cash Collateral Agent thereby revokes such Third Party Facility Default).

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Lenders or Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.

“Equity Interests” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Equity Interest Equivalents” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Rate” shall mean, with respect to any calculation of the Dollar Equivalent of any amount denominated in any currency other than Dollars on any date of determination (including the Maximum Undrawn Amount of any Foreign Currency Letter of Credit outstanding on such date of determination), the prevailing spot rate of exchange for the conversion of such other currency into Dollars as determined by Issuer’s foreign exchange department (in the exercise of its ordinary business practices regarding foreign currency exchange for customers of the Issuer similarly situated to Borrowers) as of the close of business for Issuer’s foreign exchange department on the Business Day immediately preceding such date of determination; provided that, notwithstanding the foregoing, in the context of any actual conversion by Issuer of any funds received by Issuer (whether as a payment made by any Loan Party or the proceeds of any Collateral (including any collections on any accounts receivable received by Issuer)) from one currency to another for the purpose of applying such funds to the Obligations in accordance with the terms of this Agreement, “Exchange Rate” means the spot-buying or spot-selling (as the case may be) rate of exchange at which Issuer is actually able to exchange the one currency for the other in the exercise of its ordinary business practices regarding foreign currency exchange at the time of such actual conversion.

“Excluded Hedge Liabilities” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Facility Fees” shall have the meaning set forth in Section 3.2(b) hereof.

“Foreign Currency Letter of Credit” shall have the meaning set forth in Section 2.1(a) hereof.

“Foreign Currency Letter of Credit Sublimit - Approved Additional LC Foreign Currencies” shall mean $5,000,000.

“Foreign Currency Letter of Credit Sublimit - Approved Anticipated LC Foreign Currencies” shall mean $100,000,000.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any state or territory thereof, or the District of Columbia; provided that, any Subsidiary of Parent that is a Loan Party shall not, except as otherwise expressly provided for herein or in any Other Document, constitute a Foreign Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranteed Obligations” shall have the meaning set forth in Section 17.1 hereof.

“Guarantor” shall have the meaning set forth in the preamble to this Agreement and shall extend to each Person which may hereafter guarantee payment or performance of the whole or any part of the Obligations, and shall also extend to all successors and permitted and assigns of such Persons, and “Guarantors” shall mean collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Issuer securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Issuer, including with respect to Guarantors that are parties hereto, the provisions of Article IV of this Agreement; as each may be amended, modified, supplemented, renewed, restated, or replaced from time to time.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Issuer, in form and substance satisfactory to Issuer, including, with respect to Guarantors that are parties hereto, the provisions of Article XVII hereof.

“Insolvency Law” shall mean as applicable, (a) the Bankruptcy Code and (b) any other federal, state, provincial or foreign Law regarding insolvency or bankruptcy or for the relief or reorganization or administration or receivership or liquidation of debtors and/or their assets or liabilities or affecting creditors’ rights generally.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case, receivership, administration, liquidation, or other similar case or proceedings under any Insolvency Law (whether or not of an interim nature) with respect to any Person or with respect to a material portion of its assets, (b) any liquidation, dissolution, or winding up of any Person whether voluntary or involuntary and whether or not involving any Insolvency Law or (c) any assignment for the benefit of any creditors or any other marshaling of assets or liabilities of any Person.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date among Issuer, PNC, as the “Agent” under the Related ABL Facility Agreement, and the Reimbursement/Cash Collateral Facility Agent, and acknowledged by Loan Parties, as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Joint Venture” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“L/C Obligations” shall mean the Obligations.

“Letters of Credit” shall have the meaning set forth in Section 2.1 hereof.

“Letter of Credit Administration Fees” shall have the meaning set forth in Section 3.1(a) hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.2(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.4(b) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.1(a) hereof.

“Letter of Credit Fronting Fees” shall have the meaning set forth in Section 3.1(a) hereof.

“Letter of Credit Interest Rate” shall mean, as of any date, the “Default Rate of Interest” as provided for under the Related ABL Facility Agreement that would be applicable to any “Domestic Rate Loan” (as defined in the Related ABL Facility Agreement) outstanding on such date.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Line Cap” shall mean, as of any date, the amount in Dollars equal to the lesser of (i) the Commitment Amount as in effect at such time or (ii) the amount of the Pledged Cash Collateral held by Issuer at such time.

“Loan Party” and “Loan Parties” shall have the meanings set forth in the preamble to this Agreement and shall include their successors and permitted assigns.

“Loan Parties Cash Collateral” shall have the meaning set forth in Section 4.2(b) hereof.

“Loan Parties Cash Collateral Account” shall have the meaning set forth in Section 4.2(b) hereof.

“Loan Parties Cash Pledge Agreement” shall have the meaning set forth in Section 4.2(b) hereof.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business or properties of Loan Parties taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Issuer’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Issuer’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Company, which is material to any Company’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Non-Loan Party” shall mean any Company that is not a Loan Party.

“Obligations” shall mean and include any and all advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder and all Letter of Credit Borrowings), covenants and duties owing by any Loan Party under this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), to Issuer of any kind or nature, present or future: (i) any interest or other amounts accruing thereon, (ii) any fees accruing thereon or under or in connection with this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), (iii) any costs and expenses of any Person payable/reimbursable by any Loan Party under this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), and (iv) any indemnification obligations or other amounts or charges payable by any Loan Party under this Agreement or any Other Document (and any as the same may be amended, modified, supplemented, increased, renewed, restated, or replaced from time to time), in each such case arising or payable after maturity, or after the filing or commencement of any Insolvency Proceeding relating to any Loan Party, whether or not a claim for post-Insolvency Proceeding interest, fees, payment/reimbursement obligations for costs and expenses, indemnification, or other amounts or charges is allowable or allowed in such Insolvency Proceeding (all collectively under this parenthetical, the “Post-Petition Obligations”), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including all costs and expenses of Issuer incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Issuer to perform acts or refrain from taking any actions.

Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Obligations Receipts” shall have the meaning set forth in Section 11.5(a) hereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, the Intercreditor Agreement, each Letter of Credit Application, the Third Party Cash Pledge Agreement, any Loan Parties Cash Pledge Agreement, and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledge agreements, mortgages, powers of attorney, consents, and all other agreements, documents and instruments heretofore, now or hereafter executed by any Loan Party and/or delivered to Issuer in respect of the transactions contemplated by this Agreement, in each case together with all amendments, modifications, supplements, extensions, renewals, substitutions, restatements and replacements thereto and thereof.

“Participant” shall mean each Person who shall be granted the right by Issuer to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to Issuer.

“Payment in Full” or “Paid in Full” means, as to the Obligations:

(i)       the termination of all commitments of Issuer to extend credit under this Agreement,

(ii)     the payment in full in cash/immediately available funds of all of the Obligations (including Post-Petition Obligations) owing at the applicable time (not including (1) contingent indemnification obligations as to which no claim or demand has been made, and (2)  Obligations with respect to any Letters of Credit),

(iii)     without duplication of any amount paid under clause (ii) of this definition above, the payment in full in cash/immediately available funds of all of the Obligations relating to Letters of Credit then owing (including any Letter of Credit Fees accrued but unpaid at the applicable time), and

(iv)     either (x) the expiration in accordance with their respective terms, drawing in full upon, and/or return and termination/cancellation (with the consent of the applicable beneficiary) of all Letters of Credit issued hereunder and/or (y) Agent having received and continuing to hold Pledged Cash Collateral pursuant to the Third Party Cash Pledge Agreement and/or any Loan Parties Cash Pledge Agreement in respect of the L/C Obligations in an amount equal to 105% of the Dollar Equivalent of the aggregate of the Maximum Undrawn Amounts of all such outstanding Letters of Credit.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Issuer, if any, which it may designate by notice to Borrowing Agent to be the Payment Office.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Permitted Encumbrance” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Pledged Cash Collateral” shall mean, collectively and at any time, the aggregate of (and aggregate amount in Dollars of) (i) the Third Party Cash Collateral held by Issuer at such time and (ii) any Loan Parties Cash Collateral held by Issuer at such time.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall include all of its successors and assigns.

“Post-Petition Obligations” shall have the meaning set forth in the definition of “Obligations”.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Reimbursement/Cash Collateral Facility” shall mean that certain secured facility for the providing of cash collateral for the benefit of Loan Parties provided for under the Related L/C Facility Agreement.

“Reimbursement/Cash Collateral Facility Agent” shall mean MSD PCOF Partners XLV, LLC, as agent under the Reimbursement/Cash Collateral Facility Documents, together with its successors and assigns in such capacity.

“Reimbursement/Cash Collateral Facility Agreement” shall mean the Reimbursement, Guaranty, and Security Agreement dated as of the Closing Date among Parent, as Borrower, the Guarantors, as Guarantors, the financial institutions party thereto from time to time as “Cash Collateral Providers”, and Reimbursement/Cash Collateral Facility Agent, as it may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Reimbursement/Cash Collateral Facility Documents” shall mean the Reimbursement/Cash Collateral Facility Agreement and all reimbursement agreements, credit facility agreements, security agreements, promissory notes, and other agreements, contracts, instruments, and documents executed in connection therewith, in each case as such agreement, contract, instrument, or document may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Reimbursement/Cash Collateral Facility Obligations” shall mean the “Obligations” as defined under the Related L/C Facility Agreement.

“Related ABL Facility” shall mean that certain secured revolving credit facility provided for under the Related ABL Facility Agreement.

“Related ABL Facility Agreement” shall mean that certain Revolving Loan, Guaranty, and Security Agreement dated as of the date hereof among Loan Parties, the lenders party thereto from time to time, and PNC, as agent for such lenders, as it may be amended, modified, supplemented, renewed, restated or replaced from time to time.

Related ABL Facility Documents” shall mean, collectively, the Related ABL Facility Agreement and the “Other Documents” (as defined in the Related ABL Facility Agreement”) relating thereto, in each case as it may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Related ABL Facility L/C Reserve” shall mean the “Related L/C Facility Letter of Credit Reserve” as defined under the Related ABL Facility Agreement.

“Related ABL Facility Line Cap” shall mean, at any time, the “Line Cap” as defined under and in effect on such date under the Related ABL Facility Agreement.

“Related ABL Facility Obligations” shall mean all “Obligations” as defined clause (a) of the definition of such term in the Related ABL Facility Agreement.

“Related ABL Facility Reserves” shall mean the “Reserves” as defined under the Related ABL Facility Agreement.

“Reportable Compliance Event” shall mean that (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law. or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or may cause the Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Covered Entity’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or knowingly indirectly, a Sanctioned Jurisdiction or Sanctioned Person; or (3) any Collateral becomes Embargoed Property.

“Responsible Officer” shall mean, as to any Person, any Chief Executive Officer, Chief Financial Officer, Treasurer, or President of such Person (or any equivalent senior executive officer), any general partner of such Person, or any managing member of such Person.

“Sanctioned Jurisdiction” shall mean a country, territory,  region, or government that is the subject or target of sanctions administered by OFAC (which, as of the Closing date, is the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela)..

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction (except transactions with a Person that are authorized by OFAC); (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

“Secured Parties” shall mean, collectively, Issuer and each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities are expected to mature and does not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Equity Interests” shall have the meaning given to such term in the Related ABL Facility Agreement.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Third Party Cash Collateral” shall have the meaning set forth in Section 4.2(a) hereof.

“Third Party Cash Collateral Account” shall mean that certain blocked deposit account #8026497613 maintained by Third Party Cash Pledgor with Issuer for the purpose of holding the Third Party Cash Collateral, which such account, as provided for in the Third Party Cash Pledge Agreement, shall at all times be subject to the sole and complete dominion and control of Issuer.

“Third Party Cash Pledge Agreement” shall mean that certain Pledge Agreement (Bank Deposits) dated as of the Closing Date between Third Party Cash Pledgor and Issuer, as such agreement may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Third Party Cash Pledgor” shall mean MSD PCOF Partners XLV, LLC.

“Third Party Facility Default Notice” shall mean a written notice, given by the Reimbursement/Cash Collateral Facility Agent to Issuer, in accordance with the provisions of Section 16.6 hereof, that (x) such notice is a “Notice of Default” with respect to this Agreement as contemplated by the definition of Eligible Letter of Credit forth herein, (y) a “Default” or “Event of Default” under and as defined in the Reimbursement/Cash Collateral Facility Agreement has occurred and is continuing and as a result thereof, Reimbursement/Cash Collateral Agent has elected to direct that no further Eligible Letters of Credit may be issued while such notice is outstanding, and (z) no further Eligible Letters of Credit may be issued under this Agreement unless and until such time as Issuer shall receive a further written notice (in accordance with the provisions of Section 16.6 hereof) that such notice has been revoked.

“Third Party Facility Termination Notice” shall mean a written notice, given by the Reimbursement/Cash Collateral Facility Agent to Issuer, in accordance with the provisions of Section 16.6 hereof, that (x) such notice is a “Notice of Default” with respect to this Agreement as contemplated by the definition of Eligible Letter of Credit forth herein, (y) a “Default” or “Event of Default” under and as defined in the Reimbursement/Cash Collateral Facility Agreement has occurred and is continuing and as a result thereof, Reimbursement/Cash Collateral Agent has elected to accelerate the Reimbursement/Cash Collateral Facility Obligations and/or to terminate the Reimbursement/Cash Collateral Facility Agreement, and (z) no further Eligible Letters of Credit may be issued under this Agreement unless and until such time as Issuer shall receive a further written notice (in accordance with the provisions of Section 16.6 hereof) that such notice has been revoked.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as adopted in the State of New York from time to time.

“Unsecured Notes” shall mean, collectively, (x) those certain 8.125% Senior Notes due 2026 issued by Parent under the Unsecured Notes Indenture, in an aggregate principal amount of $172,881,575 as of the Closing Date, and (y) any additional unsecured Senior Notes issued under the Unsecured Notes Indenture by Parent made in accordance with the terms hereof.

“Unsecured Notes Documents” shall mean, collectively, the Unsecured Notes, the Unsecured Notes Indenture, and all agreements, contracts, instruments, and documents executed in connection therewith, in each case as such agreement, contract, instrument, or document may be amended, modified, supplemented, renewed, restated or replaced from time to time.

“Unsecured Notes Indenture” shall mean, collectively, (x) that certain Indenture dated February 12, 2021 between Parent and the Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Unsecured Notes Trustee”), (y) that certain First Supplemental Indenture dated February 12, 2021 between Parent and Unsecured Notes Trustee executed in connection with such Indenture dated February 12, 2021, and (z) any further supplemental indenture entered into by Parent and the Unsecured Notes Trustee pursuant to such Indenture from time to time after the Closing Date in connection with any issuance of Indebtedness by Parent made in accordance with the terms hereof (as any such agreement or indenture may be may be amended, modified, supplemented, renewed, restated or replaced from time to time).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, amended, modified, renewed, extended or replaced.

“Valuation Date” shall mean (i) the last Business Day of any calendar quarter during which Letters of Credit are outstanding, (ii) each day on which a Letter of Credit is issued, amended, renewed, or extended, and (iii) as selected by the Issuer, any day an Event of Default is outstanding.

1.2.            Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Issuer is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Issuer. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Issuer, any agreement entered into by Issuer pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Issuer pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Issuer, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Issuer. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.                 LETTERS OF CREDIT.

2.1.            Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars or an Approved LC Foreign Currency (“Letters of Credit” , and any Letter of Credit denominated in any currency other than Dollars is a “Foreign Currency Letter of Credit”) for the account of any Company, Joint Venture, or Consortium so long as such letter of credit would be an Eligible Letter of Credit once issued and except to the extent that the issuance thereof would then cause:

(A) the Dollar Equivalent of the sum of (x) the aggregate of the Maximum Undrawn Amounts of all Letters of Credit already outstanding plus (y) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Line Cap at the time of issuance,

(B) in the case of any issuance of a Foreign Currency Letter of Credit denominated in an Approved Anticipated LC Foreign Currency, the Dollar Equivalent of the sum of (x) the aggregate of the Maximum Undrawn Amounts of all Foreign Currency Letters of Credit denominated in the Approved Anticipated LC Foreign Currencies already outstanding plus (y) the Maximum Undrawn Amount of the Foreign Currency Letter of Credit to be issued to exceed the Foreign Currency Letter of Credit Sublimit - Approved Anticipated LC Foreign Currencies,

(C) in the case of any issuance of a Foreign Currency Letter of Credit denominated in an Approved Additional LC Foreign Currency, the Dollar Equivalent of the sum of (x) the aggregate of the Maximum Undrawn Amounts of all Foreign Currency Letters of Credit denominated in the Approved Additional LC Foreign Currencies already outstanding plus (y) the Maximum Undrawn Amount of the Foreign Currency Letter of Credit to be issued to exceed the Foreign Currency Letter of Credit Sublimit - Approved Additional LC Foreign Currencies, or

(D) the Dollar Equivalent of the sum of (i) the principal amount of the ABL Revolving Advances plus the ABL Swing Loans outstanding at such time, plus (ii) the “Maximum Undrawn Amount” (as defined in the Related ABL Facility Agreement) of all ABL Letters of Credit outstanding at such time to exceed the Related ABL Facility Line Cap (after giving effect to the additional Related ABL Facility L/C Reserve and any other applicable Related ABL Facility Reserves instituted by ABL Issuer with respect to the Letter of Credit to be issued).

Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.1 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.2.            Issuance of Letters of Credit.

(a)              Borrowing Agent may request Issuer to issue or cause the issuance of a Letter of Credit for the account of any Company, Joint Venture, or Consortium by delivering to Issuer, at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Issuer and Issuer; and, such other certificates, documents and other papers and information as Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit one or more of the applicable conditions set forth in Section 8.2 hereof have not been satisfied or the Commitment has been terminated for any reason.

(b)             Each Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a Letter of Credit is issued, as determined by Issuer.

2.3.            Requirements For Issuance of Letters of Credit.

(a)             Borrowing Agent shall authorize and direct any Issuer to name the applicable Company, Joint Venture, or Consortium as the “Applicant” or “Account Party” of each Letter of Credit.

2.4.            Disbursements, Reimbursement.

(a)              In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Borrowing Agent and Third Party Cash Pledgor. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall be automatically obligated to reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the Dollar Equivalent of the amount so paid by Issuer (the “Dollar Equivalent Drawing Amount”); provided that, upon the payment by Issuer of any amount in respect of any drawing under any Eligible Letter of Credit, Issuer shall automatically and immediately draw upon the Pledged Cash Collateral in an amount equal to the applicable Dollar Equivalent Drawing Amount and apply such funds to satisfy the resulting Reimbursement Obligation (and further provided that, in any such case, to the extent that Issuer is holding any Loan Parties Cash Collateral on any such Drawing Date, then, so long as Issuer shall not be prohibited from doing so by any stay of action under any Insolvency Law as the result of any pending Insolvency Proceeding with respect to any one or more of the Loan Parties or by any other Applicable Law, Issuer shall first draw upon the Loan Parties Cash Collateral to the full extent thereof before drawing upon the Third Party Cash Collateral).

(b)              With respect to any Reimbursement Obligation which is not paid and satisfied in cash in full by 5:00 p.m. on the Drawing Date (either because any Applicable Law shall have prevented Issuer from drawing funds from the Third Party Cash Collateral and/or the Loan Parties Cash Collateral, because the Reimbursement Obligation did not arise from an Eligible Letter of Credit, or otherwise), Borrowers shall be deemed to have incurred from Issuer a borrowing (each a “Letter of Credit Borrowing”) in the amount of such Dollar Equivalent Drawing Amount. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and, until paid, shall bear interest at the Letter of Credit Interest Rate.

2.5.            Documentation. Each Loan Party agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of any Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Loan Parties’ own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.6.            Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.7.            Nature of Participation and Reimbursement Obligations. The obligation of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.7 under all circumstances, including the following circumstances:

(i)               any set-off, counterclaim, recoupment, defense or other right which such any Loan Party, Company, Joint Venture, or Consortium, as the case may be, may have against Issuer or any Loan Party, Company, Joint Venture, or Consortium, as the case may be, or any other Person for any reason whatsoever;

(ii)              any lack of validity or enforceability of any Letter of Credit;

(iii)            any claim of breach of warranty that might be made by any Loan Party, Company, Joint Venture, or Consortium or Issuer against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Loan Party, Company, Joint Venture, or Consortium or Issuer may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), any Loan Party, Company, Joint Venture, or Consortium or Issuer, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party, Company, Joint Venture, or Consortium or any Subsidiaries of such Loan Party, Company, Joint Venture, or Consortium and the beneficiary for which any Letter of Credit was procured);

(iv)             the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(v)              payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vi)            the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(vii)           any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Issuer has received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished to Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(viii)          the occurrence of any Material Adverse Effect;

(ix)             any breach of this Agreement or any Other Document by any party thereto;

(x)              the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xi)             the fact that a Default or an Event of Default shall have occurred and be continuing;

(xii)            the fact that the Term shall have expired or this Agreement or the Commitments have been terminated;

(xiii)           with respect to any Foreign Currency Letter of Credit, any fluctuation in the Exchange Rates between Dollars and the Approved LC Foreign Currency in which such Foreign Currency Letter of Credit over time and from time to time is denominated; and

(xiv)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.8.            Liability for Acts and Omissions.

(a)              As between Loan Parties and Issuer, each Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party, Company, Joint Venture, or Consortium against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party, Company, Joint Venture, or Consortium and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer’s Affiliates be liable to any Loan Party, Company, Joint Venture, or Consortium for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b)              Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)               In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Loan Party, Company, Joint Venture, or Consortium.

2.9.            Use of Proceeds.

(a)             Borrowers shall cause the Letters of Credit to be issued: (i) on the Closing Date, in connection with the repayment of the Indebtedness owing under and termination of the Existing BAML Credit Facility, and (ii) following the Closing Date to provide for general corporate purposes of the Companies, Joint Ventures, and Consortiums.

(b)              Without limiting the generality of Section 2.9(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to cause any Letter of Credit to be issued for any purpose in violation of Applicable Law.

2.10.        Statement of Account. Issuer shall maintain, in accordance with its customary procedures, a facility account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Letter of Credit issued hereunder, the date and amount of each drawing thereunder and each payment in respect of any such drawing thereunder, and each payment in respect of any Reimbursement Obligation with respect to any such Letter of Credit arising and becoming liquidated due to any such payment in respect any such drawing; provided, however, the failure by Issuer to record any such information in the Borrowers’ Account shall not adversely affect Issuer. Each month, Issuer shall send to Borrowing Agent (with a copy to the Third Party Cash Pledgor sent to the notice address provided for in the Third Party Cash Pledge Agreement) a statement showing the accounting for the Letters of Credit issued, drawing made thereunder and payments made in respect of such drawings, and payments in respect of Reimbursement Obligations arising and becoming liquidated as a result thereof, and other transactions between Issuer and Borrowers and the other Loan Parties during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Issuer and Borrowers unless Issuer receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Issuer with respect to Borrowers’ Account shall be conclusive evidence absent manifest error.

III.               FEES.

3.1.            Letter of Credit Fees.

(a)              Borrowers shall pay (x) to Issuer administrative fees for each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the aggregate daily face amount of all outstanding Letters of Credit multiplied by three-quarters of one percent (0.75%) and (y) to Issuer a fronting fee of one quarter of one percent (0.25%) per annum times the daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination (all of the foregoing fees, the “Letter of Credit Fees”; the fees pursuant to the foregoing clause (x) are the “Letter of Credit Administration Fees” and the fees pursuant to the foregoing clause (y) are the “Letter of Credit Fronting Fees”), all such Letter of Credit Fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (provided that, in the event that at any time, Payment in Full of the Obligations has occurred but any Letters of Credit remain outstanding, all Letter of Credit Fees provided for in this sentence shall continue to accrue with respect to each such Letter of Credit until such time as such Letter of Credit has expired in accordance with its terms, been drawn in full, and returned for cancellation with the consent of the applicable beneficiary or beneficiaries under such Letters of Credit). In addition, Borrowers shall pay to Issuer, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, shall be payable on demand and shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction.

3.2.            Closing Fee and Facility Fees.

(a)             Borrowers shall pay to Issuer a closing fee of $1,100,000, which such fee shall be due and payable, and fully-earned and non-refundable under any circumstances upon the execution and delivery of this Agreement by all parties hereto.

(b)             If, for any day in each calendar quarter during the Term, the aggregate amount of the Dollar Equivalent of the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Commitment Amount, then Borrowers shall pay to Issuer an unused commitment fee at a rate equal to 0.375% per annum for each such day on the amount by which the Commitment Amount on such day exceeds such Usage Amount (the “Facility Fee”). Such Facility Fee shall be payable to Issuer in arrears on the first Business Day of calendar quarter with respect to each day in the previous calendar quarter (including the first Business Day of the first calendar quarter beginning after the Closing Date, in which case the Facility Fee shall be paid with respect to the period from the Closing Date through and including the last day of the calendar quarter in which the Closing Date occurs) and on the last day of the Term with respect to the period from the end of the previous calendar quarter through and including the last day of the Term.

3.3.            Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day (and, in the case of any Letter of Credit Borrowing, interest thereon shall be payable at the Letter of Credit Interest Rate during such extension).

3.4.            Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder (including those in respect of Letter of Credit Borrowings) exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal or principal equivalent portion of the Obligations owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal or principal equivalent portion of the Obligations, Issuer shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

IV.               COLLATERAL.

4.1.            Security Interest in the Collateral. To secure the prompt payment and performance to Issuer and each other Secured Party of the Obligations, each Loan Party hereby assigns, pledges and grants to Issuer for its benefit and for the ratable benefit of each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Issuer’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Issuer with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claims (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claims arose and the parties against which such claim(s) may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Issuer a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Issuer with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Issuer’s request shall take such actions as Issuer may reasonably request for the perfection of Issuer’s security interest therein.

4.2.            Pledged Cash Collateral.

(a)              On the Closing Date, the Third Party Cash Pledgor has delivered to Issuer cash in the amount of $110,000,000 to be held by Issuer as cash collateral for and to secure the L/C Obligations of any Eligible Letter of Credit (such cash collateral, together with any further cash collateral (if any) provided at any time or from time to time by Third Party Cash Pledgor to secure the L/C Obligations, the “Third Party Cash Collateral”), which such cash collateral shall be held by Issuer in the Third Party Cash Collateral Account pursuant to, subject to the terms and conditions of, and as provided for in the Third Party Cash Pledge Agreement, and such cash collateral shall be applied by Issuer to the payment and satisfaction of any L/C Obligations of any Eligible Letters of Credit if, as, and when applicable as provided for in Section 2.4(a) of this Agreement and in the Third Party Cash Pledge Agreement.

(b)              If, at any time after the Closing Date, the amount of Pledged Cash Collateral held by Issuer shall be less than the Commitment Amount (whether as a result of any application of any of the Third Party Cash Collateral or any other Pledged Cash Collateral to satisfy any matured Reimbursement Obligation resulting from the payment by Issuer of any amount in respect of a draw by a beneficiary under any Eligible Letter of Credit, any written agreement by Issuer in its sole discretion (after obtaining the prior written consent thereto of the Third Party Cash Pledgor to the extent required under the Third Party Cash Pledge Agreement) subsequent to the Closing Date to increase the Commitment Amount, or otherwise), Borrowers shall have the right to (x) request that the Third Party Cash Pledgor provide additional Third Party Cash Collateral to be held by Issuer under the Third Party Cash Pledge Agreement (which such request may be declined by the Third Party Cash Pledgor in its sole discretion) or (y) cause cash of any one or more Loan Parties to be provided to Issuer, to be held by Issuer as cash collateral for and to secure the L/C Obligations (any such cash collateral provided by Loan Parties at any time or from time to time to secure the L/C Obligations, the “Loan Parties Cash Collateral”) pursuant to, subject to the terms and conditions of, and as provided for in a cash collateral pledge agreement in form and substance satisfactory to Issuer in its discretion (any such agreement, a “Loan Parties Cash Pledge Agreement”) in a deposit account maintained by Loan Parties with Issuer and, pursuant to the Loan Parties Cash Pledge Agreement, subject to the sole and complete dominion and control of Issuer (any such account, a “Loan Parties Cash Collateral Account”), and such cash collateral shall be applied by Issuer to the payment and satisfaction of any L/C Obligations if, as, and when applicable as provided for in Section 2.4(a) of this Agreement and in any Loan Parties Cash Pledge Agreement.

(c)               If on any Valuation Date, the Dollar Equivalent of the aggregate of the Maximum Undrawn Amounts of all Letters of Credit then outstanding exceeds the amount of Pledged Cash Collateral held by Issuer on such Valuation Date (whether as a result of any fluctuations in any of the Exchange Rates with respect to any of the currencies in which any Foreign Currency Letters of Credit then outstanding may be denominated or otherwise) (the amount of any such excess as to any Valuation Date, as rounded up to the next highest increment of $10,000, the “Cash Collateral Shortfall Amount”) Borrowers shall, no later than the close of business on the fifth (5th) Business Day following such Valuation Date (or, if no Loan Parties Cash Collateral Account has been established and no Loan Parties Cash Pledge Agreement has been entered into prior to such Valuation Date, the fifteenth (15th) Business Day following such Valuation Date) either (x) request that the Third Party Cash Pledgor provide additional Third Party Cash Collateral to be held by Issuer under the Third Party Cash Pledge Agreement (which such request may be declined by the Third Party Cash Pledgor in its sole discretion) and/or (y) cause any one or more Loan Parties to provide Loan Parties Cash Collateral to be held by Issuer pursuant to a Loan Parties Cash Pledge Agreement, in an aggregate amount under both clauses (x) and/or (y) equal to the Cash Collateral Shortfall Amount for such Valuation Date (provided that, Loan Parties shall not be obligated to cause additional Pledged Cash Collateral to be provided in any case where the Cash Collateral Shortfall Amount (prior to any rounding) is less than $10,000).

(d)              Notwithstanding any termination of this Agreement and/or any termination of Issuer’s Commitment hereunder that may occur at any time for any reason, Third Party Cash Pledgor may not at any time withdraw or have the right to withdraw any of the Third Party Cash Collateral provided by it from time to time, and the Third Party Cash Pledgors shall not be entitled to any return of any Third Party Cash Collateral provided by it from time to time except as expressly provided for under the Third Party Cash Pledge Agreement.

(e)              Notwithstanding any termination of this Agreement and/or any termination of Issuer’s Commitment hereunder that may occur at any time for any reason, no Loan Party may at any time withdraw or have the right to withdraw any of any Loan Parties Cash Collateral provided by any one or more of them from time to time, and no Loan Party shall be entitled to any return of any Loam Parties Cash Collateral provided by it from time to time except upon the occurrence of all of the following: (x) Payment in Full of the L/C Obligations; (y) the expiration, drawing in full, and/or return for cancellation with the consent of the applicable beneficiaries of all Letters of Credit and (without duplication of any amount paid pursuant to the preceding clause (x), payment in full of all L/C Obligations with respect to any Letters of Credit that may have arisen subsequent to any Payment in Full of the Obligations (including without limitation any Reimbursement Obligations arising in respect of any draws with respect to any Letters of Credit made subsequent to such Payment in Full and any Letter of Credit Fees or other charges that may have accrued hereunder with respect to any Letters of Credit that remained outstanding at any time following such Payment in Full;)) and (z) termination of this Agreement.

V.                  REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1.            Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any Insolvency Law. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, including the Reimbursement/Cash Collateral Facility Documents or the Unsecured Notes Documents, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound including the Reimbursement/Cash Collateral Facility Documents or the Unsecured Notes Documents.

5.2.            Formation and Qualification.

(a)             Each Company is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) hereto and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) hereto which constitute all states in which qualification and good standing are necessary for such Company to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Company. Each Loan Party has delivered to Issuer true and complete copies of its Organizational Documents and will promptly notify Issuer of any amendment or changes thereto.

(b)              The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b) hereto.

5.3.           Survival of Representations and Warranties. All representations and warranties of such Loan Party set forth in this Agreement and the Other Documents to which it is a party shall be true at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.            Entity Names. No Loan Party has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6 hereto, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.5.            Solvency; No Litigation, Violation of Law, Material Adverse Effect.

(a)              On the Closing Date, after giving effect to the Transactions, and also on the date each Letter of Credit is issued hereunder, Loan Parties, taken as a whole, are and will be Solvent.

(b)             Except as set forth on Schedule 5.5(b) hereto, no Company has any pending or threatened litigation, arbitration, actions or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000. None of the pending or threatened litigation, arbitration, actions or proceedings set forth on Schedule 5.8(b) hereto could reasonably be expected to have a Material Adverse Effect.

(c)               No Company is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Company in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)              Since December 31. 2020, there has occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect.

5.6.            Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Issuer for each Loan Party on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Loan Party acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.7.            Disclosure. No representation or warranty made by any Loan Party in this Agreement or any Other Document or in any financial statement, report, certificate or any other document delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Issuer in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.8.           Sanctions and other Anti-Terrorism Laws. No (a) Covered Entity: (i) is a Sanctioned Person, nor to its knowledge any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or laws of other applicable jurisdictions relating to economic sanctions and other Ant-Terrorism Laws; (b) Collateral may be deemed Embargoed Property.

5.9.           Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

5.10.        Margin Regulations. No Company is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.11.        Investment Company Act. No Company is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

VI.           AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause each of its Subsidiaries to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

6.1.            Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Company’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard).

6.2.            Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property (as defined in the Related ABL Facility Agreement) and, except if the failure to do so would not, individually or in the aggregate, reasonable be expected to result in a Material Adverse Effect and take all actions that are reasonably deemed necessary by such Loan Party within its sole discretion to enforce and protect the validity of material intellectual property included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other similar taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3.            Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, levies and claims, allowances against doubtful accounts receivable and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Companies.

6.4.            Payment of Taxes. Pay, when due, all taxes, assessments and other governmental charges lawfully levied or assessed upon such Company or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except (i) such taxes, assessments, fees and other governmental charges that are being Properly Contested and (ii) immaterial local taxes, assessments and other governmental charges. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Company and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in the opinion of Agent, may possibly create a valid Lien on the Collateral, Agent may, with prior written notice to the Loan Parties, pay the taxes, assessments or other charges and each Company hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or charges to the extent that any applicable Company has Properly Contested those taxes, assessments or charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Companies shall provide Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Companies’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5.            Execution of Supplemental Instruments. Execute and deliver to Issuer from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Issuer may request, in order that the full intent of this Agreement may be carried into effect.

6.6.            Additional Collateral and Guaranties; After-Acquired Real Property.

(a)              To the extent any Person is joined to the Related ABL Facility Agreement as a “Loan Party” thereunder, cause such Person to be joined as a Borrower or Guarantor hereunder (as applicable corresponding to the capacity in which such Person is joined to the Related ABL Facility Agreement) and to fulfill, mutatis mutandis, the requirement of Section 6.12(a) of the Related ABL Facility Agreement in favor of Issuer with respect to this Agreement and the Other Documents as to such Person.

(b)              To the extent any Loan Party acquires any First-Tier Foreign Subsidiary (as defined in the Related ABL Facility Agreement), Loan Parties shall fulfill, mutatis mutandis, the requirement of Section 6.12(b) of the Related ABL Facility Agreement in favor of Issuer with respect to this Agreement and the Other Documents as to the Subsidiary Equity Interests of such Person.

(c)               To the extent that any Issuer shall so request, in the exercise of its sole discretion, Loan Parties shall fulfill, mutatis mutandis, the requirements of Section 6.12(c) of the Related ABL Facility Agreement in favor of Issuer with respect to this Agreement as to any Material Real Property of any Loan Party.

6.7.            Certificate of Beneficial Ownership and Other Additional Information. Provide to Issuer: (i) as may be requested by Issuer from time to time, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Issuer; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Issuer, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Issuer from time to time for purposes of compliance by Issuer with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Issuer to comply therewith.

6.8.            Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. (a) The Loan Parties covenant and agree that (A) they shall immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to the Agent and each of the Lenders, upon request by the Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

(b) Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.

VII.          NEGATIVE COVENANTS.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

7.1.            Amendment of Organizational Documents. In the case of any Loan Party, (a) change its legal name, (b) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (c) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (d) otherwise amend, modify or waive any term or material provision of its Organizational Documents, unless required by law, in any manner that would be materially adverse to the interest of Secured Parties or the continued perfection of any Liens of Agent on the Collateral or would obligate any Loan Party to take any action that could reasonably be expected (under any reasonably foreseeable circumstances) to require such Loan Party make any Restricted Payment other than a Permitted Restricted Payment or enter into any transaction in in violation of Section 7.10 hereof, in any such case without (x) giving at least ten (10) days prior written notice of such intended change to Agent, (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and in the Equity Interests of such Loan Party (other than Parent) and (z) in any case under clause (d), having received the prior written consent of Agent to such amendment, modification or waiver.

7.2.            Sanctions and other Anti-Terrorism Laws. Each loan party hereby covenants and agrees that until the last day of the Term, the loan party will not, and will not permit any of its Subsidiaries to:(a) [reserved], (b) directly, or knowingly indirectly through a third party, engage in any transactions or other dealings with any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctions Person or Sanctioned Jurisdiction; (c) repay the Loans with funds derived from any unlawful activity; (d)[reserved], (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any applicable laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Lender or Agent to violate any sanctions administered by OFAC.

7.3.            Anti-Corruption Laws. Each Loan Party hereby covenants and agrees that until the last day of the Term, the Loan Party will not, and will not permit any of its Subsidiaries to, directly or knowingly indirectly, use the Letters of Credit or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business

VIII.          CONDITIONS PRECEDENT.

8.1.            Conditions to Initial Advances. The effectiveness of this Agreement and agreement of Issuer to issue the initial Letters of Credit requested to be made on the Closing Date is subject to the satisfaction (or waiver by Issuer in its sole discretion) of the following conditions precedent:

(a)              Loan Documents. Issuer shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Issuer and, unless indicated otherwise, dated as of the Closing Date:

(i)                 this Agreement, duly executed and delivered by each Credit Party; and

(ii)              the Third Party Cash Pledge Agreement;

(b)               Closing Certificate. Issuer shall have received a closing certificate signed by a Responsible Officer of Parent, dated as of the Closing Date, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) on such date no Default or Event of Default has occurred or is continuing, and (ii) all of the conditions set forth in Sections 8.1(g), (h), and (i) have been satisfied.

(c)               Closing Date Transactions

(i)                 Third Party Cash Collateral. Third Party Cash Pledgor shall have established the Third Party Cash Pledge Account with Issuer and shall have delivered and deposited into such Third Party Cash Pledge Account the initial Third Party Cash Collateral in the amount of $110,000,000; and

(ii)              Related ABL Facility. All of the conditions precedent set forth in Section 8.1 of the Related ABL Facility Agreement (subject to any applicable provisions of Section 8.3 of the Related ABL Facility Agreement) shall have occurred.

(d)               Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement and Uniform Commercial Code termination statements) required by this Agreement, any of the Other Documents or under Applicable Law or reasonably requested by Issuer to be filed, registered or recorded in order to create, in favor of Issuer, a perfected security interest in or lien upon the Collateral and in order to terminate the perfected security interest in or lien upon the Collateral of Existing Issuer shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Issuer shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto

(e)               Secretary’s Certificates, Authorizing Resolutions and Good Standings of Loan Parties. Issuer shall have received, in form and substance satisfactory to Issuer, a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party dated as of the Closing Date which shall certify (i) copies of resolutions, in form and substance satisfactory to Issuer, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing (x) as to Borrowers, the execution, delivery and performance of this Agreement and each Other Document to which each such Borrower is a party (including authorization of the requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), (y) as to Guarantors, the execution, delivery and performance of this Agreement and each Other Document to which each such Guarantor is a party (including authorization of the giving of a guaranty of the Guaranteed Obligations on a joint and several basis with all Guarantors as provided for herein), and (y) the granting by such Loan Party of the security interests in and liens upon the Collateral to secure the Obligations and/or Guaranteed Obligations (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) true, correct, and complete copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificates (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(f)                Legal Opinion. Agent shall have received (i) the executed legal opinion of King & Spalding LLP and (ii) the executed legal opinion of John J. Dziewisz, internal counsel to the Borrower, in each case, in form and substance satisfactory to Agent which shall cover such matters incident to the Transactions as Agent may reasonably require and each Loan Party hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders.

(g)               No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or Joint Venture or against the officers or directors of any Loan Party or Joint Venture (A) in connection with this Agreement, the Other Documents, the Related ABL Facility, the Reimbursement/Cash Collateral Facility, or any of the Transactions and which, in the reasonable opinion of Issuer, is deemed material or (B) which could, in the reasonable opinion of Issuer, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(h)              Consents. Issuer shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Issuer shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Issuer and their counsel shall deem necessary;

(i)                No Adverse Material Change. (i) Since December 31, 2020, no event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect shall have occurred and (ii) no representations made or information supplied to Issuer shall have been proven to be inaccurate or misleading in any material respect;

(j)                Certificate of Beneficial Ownership; USA Patriot Act Diligence. Issuer shall have received, in form and substance acceptable to Issuer an executed Certificate of Beneficial Ownership for each Loan Party and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(b)              Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Issuer.

8.2.            Conditions to Each Advance. The agreement of Issuer to issue any Letter of Credit requested to be issued on any date (including the initial Letters of Credit), is subject to the satisfaction of the following conditions precedent as of the date such Letter of Credit is issued:

(a)              Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and/or the Other Documents shall be true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including without limitation the representations set forth in Section 5.5(d) hereof), each of which such representations and warranties shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to e extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation or warranty shall have been true and correct in all material respects (except in the case of any such representation or warranty that is qualified as to materiality or as to the occurrence of (or the absence of the occurrence of) a Material Adverse Effect (specifically including limitation the representations set forth in Section 5.5(d) hereof), each of which such representations and warranties shall have been true and correct in all respects) on and as of such earlier and/or specified date); and

(b)              No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Letter(s) of Credit requested to be issued, on such date and, in the case of the initial Letters of Credit, after giving effect to the consummation of the Transactions; provided, however that Issuer, in its sole discretion, may continue to issue Letters of Credit notwithstanding the existence of an Event of Default or Default and that any Letters of Credit so issued shall not be deemed a waiver of any such Event of Default or Default; and

(c)               Maximum Advances. After giving effect to the Letter(s) of Credit requested, all of the limitations on the issuance of Letters of Credit provided for under Section 2.1(a) shall be satisfied.

Each request for an Letter of Credit by Borrowing Agent or Borrowers hereunder shall constitute a representation and warranty by each Borrower and each other Loan Party as of the date of request for and the date of the issuance of such Letter of Credit that the conditions set forth in this Section shall have been satisfied. Notwithstanding any provision to the contrary set forth in this Section 8.2, in no event shall the conditions set forth in this Section 8.2 be deemed to have been met during the continuance of any Cure Period (as defined in the Related ABL Facility.

IX.          INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.5 hereof) shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations, the termination of the Commitments and the termination of this Agreement:

9.1.            Litigation. Promptly notify Issuer in writing of any claim, litigation, suit or administrative proceeding affecting any Company or Joint Venture, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.2.            Annual Financial Statements. Deliver to Issuer within ninety (90) days after the end of each fiscal year of Parent, (A) financial statements of Parent and its Subsidiaries on a consolidated basis including, but not limited to, statements of income, stockholders’ equity, and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis for such fiscal year and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, and shall be reported upon without qualification by an independent certified public accounting firm selected by Loan Parties and satisfactory to Issuer in its Permitted Discretion (the “Accountants”); provided that, it is agreed by the parties hereto that Deloitte & Touche LLP shall be acceptable as the Accountants. The reports shall be accompanied by a Compliance Certificate and (B) unaudited balance sheets of Parent and its Subsidiaries on a consolidating basis and unaudited statements of income, stockholders’ equity, and cash flow of Parent and its Subsidiaries on a consolidating basis reflecting results of operations from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis for such fiscal quarter and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices.

9.3.            Quarterly Financial Statements. Deliver to Issuer within forty-five (45) days after the end of each fiscal quarter, unaudited balance sheet of Parent and its Subsidiaries on a consolidated and consolidating basis and unaudited statements of income, stockholders’ equity, and cash flow of Parent and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year and the budget delivered pursuant to Section 9.12 of the Related ABL Facility Agreement, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated and consolidating basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis and consolidating for such fiscal quarter and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business. The reports shall be accompanied by a Compliance Certificate.

9.4.            Monthly Financial Statements. Deliver to Issuer within thirty (30) days after the end of each month, an unaudited balance sheet of Parent and its Subsidiaries on a consolidated basis and unaudited statements of income, and cash flow of Parent and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, which such financial statements shall be true, complete and correct in all material respects and fairly present, in all material respects, the financial position of Parent and its Subsidiaries on a consolidated basis as of the date thereof and the results of operations for Parent and its Subsidiaries on a consolidated basis for fiscal month and year-to-date period and prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business. The reports shall be accompanied by a Compliance Certificate.

9.5.            Additional Information.

(a)              Promptly upon request, deliver to Issuer such other information concerning the business, properties, condition ( financial or otherwise), or operations, of any Company or Joint Venture as Issuer may from time to time may reasonably request or as Issuer may reasonably request as an ongoing supplement to any regularly scheduled period financial delivery, including without limitation, current copies of the Material Contracts, and

(b)              without limiting the generality of the foregoing Section 9.11(a), promptly upon request by Issuer at reasonable intervals, deliver to Issuer, a corporate organizational chart or other equivalent list, current as of the date of delivery of such annual financial statements, in form and substance reasonably acceptable to Issuer and certified as true, correct and complete by an Responsible Officer of Issuer, setting forth, for each of the Loan Parties, all Persons subject to Section 6.12 and all Subsidiaries of any of them and any joint venture (including Joint Ventures) or Consortium entered into by any of the foregoing, (i) its full legal name, (ii) its jurisdiction of organization and organizational number (if any) and (iii) the number of shares of each class of its Equity Interests authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by Parent.

X.          EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.        Nonpayment. Failure by any Loan Party to pay when due (a) any principal on the Obligations, or (b) any interest or any other fee, charge, amount or liability provided for herein or in any Other Document and such failure continues for a period of three (3) Business Days, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2.       Breach of Representation. Except as provided in Section 10.9 hereof, any representation or warranty made or deemed made by any Loan Party in this Agreement, any of the Other Documents or any related agreement, document, certificate or financial or other statement provided at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3.        Financial Information. Failure by any Loan Party to (a) deliver financial information when due hereunder or, if no due date is specified herein, within fifteen (15) days following a request therefor (as such deadline may be extended by consent of Agent upon request of Loan Parties, such consent not to be unreasonably withheld, conditioned or delayed), or (b) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4.       Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.4(b) and 10.9 hereof, any (a) failure or neglect of any Loan Party or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Loan Party or such Person, and Issuer, or (b) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 6.1, 6.3, or 6.5 hereof which is not cured within thirty (30) days from the occurrence of such failure or neglect;

10.5.       Bankruptcy. Any Loan Party, any Subsidiary or Affiliate of any Loan Party shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary Insolvency Proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.6.        Default under Related ABL Facility. The occurrence of any “Event of Default” as defined in and provided for under the Related ABL Facility Agreement;

10.7.        Breach of Guaranty, Guarantor Security Agreement; Third Party Cash Pledge Agreement.

(a)              Termination or breach of any Guaranty, Guarantor Security Agreement, or similar agreement executed and delivered to Issuer in connection with the Obligations, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement or similar agreement;

(b)              The occurrence of any “Pledge Event of Default” (as defined in the Third Party Cash Pledge Agreement) under clause (vi) of Section 4.1 of the Third Party Cash Pledge Agreement;

(c)               Termination of, or occurrence of any other “Pledge Event of Default” (as defined in the Third Party Cash Pledge Agreement) under, the Third Party Cash Pledge Agreement, or if Third Party Cash Pledgor attempts to terminate, challenges the validity of, challenges its liability under, or challenges the creation, attachment, or perfection of any Lien created under, the Third Party Cash Pledge Agreement; or

(d)              Termination of, or occurrence of any event of default (as provided in any Loan Parties Cash Pledge Agreement) under, any Loan Parties Cash Pledge Agreement, or if any Company attempts to terminate, challenges the validity of, challenges its liability under, or challenges the creation, attachment, or perfection of any Lien created under, any Loan Parties Cash Pledge Agreement;

10.8.        Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Issuer or any Loan Party challenges the validity of or its liability under this Agreement or any Other Document;

10.9.        Anti-Money Laundering/International Trade Law Compliance. (x) Any representation, warranty or covenant contained in Sections 5.8, 5.9, 6.8, 7.2 and 7.3 is or becomes false or misleading at any time, (y) any Company or any employees, officers, directors, affiliates, consultants, brokers, and agents of any Company shall become a Sanctioned Person, or (y) any Collateral shall become Embargoed Property.

XI.               ISSUER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.        Rights and Remedies.

(a)              Upon the occurrence of: (i) an Event of Default pursuant to Section 10.5 hereof or Section 10.7(b) hereof, all Obligations shall be immediately due and payable and this Agreement and the Commitments shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter, at the option of Issuer, all Obligations shall be immediately due and payable and Issuer shall have the right to terminate this Agreement and to terminate the Commitments; and (iii) without limiting Section 8.2 hereof, upon any Default under Sections 10.5(g) or 10.7(b)(g) hereof, the obligation of Issuer to issue Letters of Credit hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Issuer shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process, and Issuer shall have all the rights with respect to the Collateral and/or the Loan Parties provided for under Section 11.1 of the Related ABL Facility Agreement, mutatis mutandis. Without limiting the generality of the foregoing, upon the occurrence of any Event of Default, Issuer shall have the right to exercise any and all rights and remedies provided for under the Third Party Cash Pledge Agreement and any Loan Parties Cash Pledge Agreement. If any deficiency shall arise, Loan Parties shall remain liable to Issuer therefor.

11.2.        Issuer’s Discretion. Issuer shall have the right to determine which rights, Liens, security interests or remedies Issuer may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the collateral and in what order, thereto and such determination will not in any way modify or affect any of Issuer’s rights hereunder as against Loan Parties or each other.

11.3.        Setoff. In addition to any other rights which Issuer may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Issuer shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Issuer or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Issuer with respect to any deposits held by Issuer. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Issuer, although the Issuer may enter such setoff on its books and records at a later time.

11.4.        Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.        Allocation of Payments and Proceeds of Collateral after Event of Default. Notwithstanding any provisions of this Agreement to the contrary:

(a)              After the occurrence and during the continuance of an Event of Default, all amounts collected or received by Issuer on account of the Obligations or in respect of the Collateral (including without limitation any and all payments paid by or on behalf of any Loan Party (including any and all payments by or on behalf of any Guarantor in respect of its obligations and liabilities under its Guaranty), any and all proceeds of Collateral, any amounts paid by or on behalf of any Loan Party (or any Subsidiary of any Loan Party) on account of any of Cash Management Liabilities or Hedge Liabilities, any and all amount obtained by Issuer in respect of the Obligations by exercise of any rights of setoff or recoupment, any and all adequate protection payments payable to Issuer, and any and all distributions to Issuer under a plan of reorganization) (all of the foregoing, the “Obligations Receipts”) may be, at Issuer’s discretion, applied or paid over as follows:

FIRST, to the payment until paid in full of (x) all out-of-pocket costs and expenses (including without limitation all legal expenses and reasonable attorneys’ fees) of Issuer to the extent payable and/or reimbursable by Loan Parties under the provisions of Section 16.9 hereof and/or any other applicable provisions hereof or of any Other Document, including all such costs and expenses incurred by Issuer in connection with enforcing the rights and remedies of Issuer, and (y) all indemnification obligations owing to Issuer to the extent payable by Loan Parties under the provisions of Section 16.5 hereof and/or any other applicable provisions hereof or of any Other Document;

SECOND, to the payment until paid in full of all Obligations arising under this Agreement and the Other Documents consisting of and accrued and unpaid fees (including but not limited to all Letter of Credit Fees) accrued and unpaid interest;

THIRD, to the payment until paid in full of the outstanding principal amount of the Obligations arising under this Agreement and the Other Documents, including the payment or cash collateralization of any outstanding Letters of Credit;

FOURTH, to the payment until paid in full of all other Obligations arising under this Agreement and the Other Documents which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “THIRD” above; and

FIFTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, and subject in all cases to the other provisions of this Section 11.5, amounts received shall be applied in the numerical order provided until exhausted and each applicable category is paid in full prior to application to the next succeeding category.

(b)              For the avoidance of doubt, for all purposes under this Section 11.5, as applied to any category of Obligations and/or any clause under Section 11.5(a) hereof, “paid in full” means payment in cash of all amounts owing hereunder and under the Other Documents in respect of such Obligations and/or such clause of Section 11.5(a) hereof according to the terms hereof and of the Other Documents, including loan fees, service fees, professional fees and interest, default interest calculated at default rates, interest on interest and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, and specifically including without limitation in the case of each clause under Section 11.5(a) hereof all Obligations of the type described in such clause 11.5(a) constituting Post-Petition Obligations.

XII.               WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.        Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.        Delay. No delay or omission on Issuer’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.        Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.             EFFECTIVE DATE AND TERMINATION.

13.1.        Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party and Issuer, shall become effective on the Closing Date and shall continue in full force and effect until the earliest of (1) the fourth anniversary of the Closing Date, (2) any voluntary termination by the Borrowers of the Commitment hereunder, (3) either (1) the termination of the Reimbursement/Cash Collateral Facility Agreement or (2) the acceleration of the Reimbursement/Cash Collateral Facility Obligations upon or following the occurrence of any “Event of Default” as defined in and provided for under the Reimbursement/Cash Collateral Facility Agreement, and, in either case (1) or (2), the delivery by the Reimbursement/Cash Collateral Facility Agent of a Third Party Facility Termination Notice to Issuer in accordance with the provisions of Section 16.6 hereof, or (4) either (x) any voluntary termination by Borrowers of the revolving credit commitments under the Related ABL Facility or (y) any termination of the Related ABL Facility or following the occurrence of any “Event of Default” as defined in and provided for under the Related ABL Facility Agreement (the “Term”), unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon fifteen (15) days prior written notice to Issuer upon Payment in Full of the Obligations.

13.2.        Termination. The termination of this Agreement shall not affect Issuer’s rights, or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and all of the Obligations have been Paid in Full. The security interests, Liens and rights granted to Issuer hereunder and the financing statements filed in connection herewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until (a) all of the Obligations have Paid in Full, the Commitments and this Agreement and the Other Documents have been terminated and each Loan Party has provided Issuer with an indemnification satisfactory to Issuer with respect thereto, and (b) all of the Loan Parties have released Issuer from and against any and all claims of any nature whatsoever that any Loan Party may have against Issuer pursuant to a release in form and substance acceptable to Issuer. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Issuer shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms, all Obligations have been Paid in Full, and all of the Loan Parties have released Issuer from and against any and all claims of any nature whatsoever that any Loan Party may have against Issuer pursuant to a release in form and substance acceptable to Issuer. All representations, warranties, covenants, waivers and agreements set forth herein shall survive the termination of this Agreement and the Payment in Full of the Obligations.

XIV.             [RESERVED].

XV.               BORROWING AGENCY.

15.1.        Borrowing Agency Provisions.

(a)              Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) request the issuance of Letters of Credit, (ii) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other agreements, documents, instruments, certificates, notices, writings and further assurances now or hereafter required hereunder, (iii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (iv) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name of such Loan Party or Loan Parties, and hereby authorizes Issuer to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)              The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Issuer shall not incur liability to Loan Parties as a result thereof. To induce Issuer to do so and in consideration thereof, each Loan Party hereby indemnifies Issuer and holds Issuer harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Issuer by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Issuer on any request or instruction from Borrowing Agent or any other action taken by Issuer with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)             All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Issuer to any Loan Party, failure of Issuer to give any Loan Party notice of borrowing or any other notice, any failure of Issuer to pursue or preserve its rights against any Loan Party, the release by Issuer of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Issuer to the other Loan Parties or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2.        Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Party’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the termination of the Commitments, the termination of this Agreement and the Payment in Full of the Obligations.

15.3.        Common Enterprise. The successful operation and condition of each of the Loan Parties and other Companies is dependent on the continued successful performance of the functions of the group of Loan Parties and other Companies as a whole and the successful operation of each Loan Parties and other Companies is dependent on the successful performance and operation of each other Loan Party and each other Company. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from successful operations of Parent, each of the other Borrowers, each of the other Loan Parties, and the other Companies. Each Borrower expects to derive benefit (and the board of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Issuer to the Borrowers hereunder, both in their separate capacities and as members of the group of Companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

XVI.              MISCELLANEOUS.

16.1.        Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any of the Other Documents may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Issuer’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Issuer for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Issuer to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Issuer involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any of the Other Documents shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2.        Entire Understanding.

(a)              This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party and Issuer and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s and Issuer’s respective officers. Neither this Agreement nor any portion or provisions hereof may be amended, modified, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Issuer may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that Issuer shall send a copy of any such modification to Loan Parties (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement. In the case of any waiver, Loan Parties and Issuer shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

16.3.        Successors and Assigns; Participations.

(a)             This Agreement shall be binding upon and inure to the benefit of Loan Parties, Issuer, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Issuer.

(b)              Each Loan Party acknowledges that in the regular course of commercial banking business Issuer may at any time and from time to time sell participating interests in the Letters of Credit to other Persons (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Letters of Credit held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Issuer had Issuer retained such interest in the Letters of Credit hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Letters of Credit or other Obligations payable hereunder to both Issuer and such Participant. Each Loan Party hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Letters of Credit.

(c)               Issuer may sell, assign or transfer all or any part of its rights and obligations under or relating to any of the Letters of Credit or the Commitment under this Agreement and the Other Documents in whole or in part; provided, however, that the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment; provided that Borrowers shall be deemed to have consented to any such assignment unless Borrowing Agent shall object thereto by written notice to Issuer within five (5) Business Days after having received prior notice thereof.

(d)              Each Loan Party authorizes Issuer to disclose to any prospective assignee any and all financial information in Issuer’s possession concerning such Loan Party which has been delivered to Issuer by or on behalf of such Loan Party pursuant to this Agreement or in connection with Issuer’s credit evaluation of such Loan Party.

(e)              Notwithstanding anything to the contrary set forth in this Agreement, Issuer may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Issuer, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release Issuer from any of its obligations hereunder or substitute any such pledgee or assignee for Issuer as a party hereto.

16.4.        Application of Payments. Issuer shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Issuer or Issuer receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Issuer.

16.5.        Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Issuer and each of its officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Issuer under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party or any Affiliate or Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Loan Party, any Affiliate or Subsidiary of any Loan Party or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Issuer is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with any Real Property owned or leased by any Company, any Hazardous Discharge, the presence of any Hazardous Materials affecting such Real Property (whether or not the same originates or emerges from such Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of such Real Property under any Environmental Laws and any loss of value of such Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Issuer. Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at any Real Property owned or leased by any Company, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. This Section 16.5 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.

16.6.        Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Issuer at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names set forth below in this Section 16.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)              In the case of hand-delivery, when delivered;

(b)              If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)              In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before 12:00 Noon on such next Business Day);

(d)              In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)              In the case of electronic transmission, when actually received;

(f)               In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)              If given by any other means (including by overnight courier), when actually received.

(A)         If to Issuer or PNC at:

PNC Bank, National Association

2 International Place, 29th Floor

Boston, MA 02110

Attention: Relationship Manager – Babcock & Wilcox

and

Katie Belchere

Vice President, CTP

International Product Advisor | Business Credit

The PNC Financial Services Group, Inc.

1600 Market Street

Philadelphia, PA 19103
215-585-6650 (office)

240-595-1940 (mobile)

215-585-7934 (fax)
Katherine.belchere@pnc.com

Kathleen D. Speirs

Vice President & Sr. Implementation Specialist

TM International Trade Product Delivery

PNC Bank, National Association

500 First Avenue, P7-PFSC-02-T

Pittsburgh, PA 15219

412-768-1507 (phone)
412-762-5960 (fax)

kathleen.speirs@pnc.com

Jared Fuhs

Operations manager

PNC Bank N.A.

500 First Ave, P7-PFSC-02-T

Pittsburgh, Pa  15219

412 762-7230

with a copy to:

Blank Rome LLP

One Logan Square

130 North 18th Street

Philadelphia, PA 19103

Attention: Michael Graziano, Esq.

Facsimile: (215) 832-5387

Email: Graziano@blankrome.com

(B)         If to Borrowing Agent or any Loan Party:

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street

Akron, Ohio 44305

Attention:           Lou Salamone

Telephone:         919-280-7343

Email:                  lsalamone@babcock.com

and-

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street

Akron, Ohio 44305

Attention:           John Dziewisz

Email:                       jjdziewisz@babcock.com

with a copy to:

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

Attention:           Sarah Borders

Telephone:         (404) 572-3596

Email:                      sborders@kslaw.com

16.7.        Survival. The obligations of Loan Parties under Sections 2.5, 2.6, 2.8, 16.5 and 16.9 hereof shall survive the termination of this Agreement and the Other Documents and the Payment in Full of the Obligations.

16.8.        Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.        Expenses. The Loan Parties shall pay (a) all out-of-pocket expenses incurred by Issuer and its Affiliates (including the reasonable fees, charges and disbursements of counsel for each of Issuer), and shall pay all fees and time charges and disbursements for attorneys who may be employees of Issuer, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all reasonable out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all reasonable out-of-pocket expenses incurred by Issuer (including the fees, charges and disbursements of any counsel for Issuer), and shall pay all fees and time charges for attorneys who may be employees of Issuer, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (d) all reasonable out-of-pocket expenses of Issuer’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties; properties; provided for this Section 16.9, that any expenses for counsel shall be limited to one lead counsel and one local counsel in each relevant jurisdiction, and one specialty counsel in any relevant area of the law, for Agent and Lenders as a group.

16.10.      Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Issuer, if Issuer so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.      Consequential Damages. Neither Issuer, nor any agent or attorney for Issuer, shall be liable to any Loan Party (or any Affiliate of any Loan Party) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.      Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.      Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14.      Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.      Confidentiality; Sharing Information. Issuer shall hold all non-public information obtained by Issuer pursuant to the requirements of this Agreement in accordance with Issuer’s customary procedures for handling confidential information of this nature; provided, however, Issuer may disclose such confidential information (a) to its examiners, Affiliates, directors, officers, partners, employees agents, current and prospective financing sources and investors, outside auditors, counsel and other professional advisors, (b) to Issuer or to any prospective transferees, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Issuer shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Issuer by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Issuer be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Issuer in order to perfect its Lien on the Collateral once the Obligations have been Paid in Full, the Commitments have been terminated and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by Issuer or by one or more Subsidiaries or Affiliates of Issuer and each Loan Party hereby authorizes Issuer to share any information delivered to Issuer by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of Issuer to enter into this Agreement, to any such Subsidiary or Affiliate of Issuer, it being understood that any such Subsidiary or Affiliate of Issuer receiving such information shall be bound by the provisions of this Section 16.15 as if it were the Issuer hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Issuer in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16.      Publicity. Each Loan Party hereby authorizes Issuer to make appropriate announcements of the financial arrangement entered into among Loan Parties and Issuer, including announcements which are commonly known as tombstones, in such advertising, print media, and promotional materials (including, without limitation, on any of the Issuer’s websites) and to such selected parties as Issuer shall in its sole and absolute discretion deem appropriate.

16.17.      USA PATRIOT Act.

(a)            [RESERVED].

(b)           The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Issuer may from time to time request, and each Loan Party shall provide to Issuer, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Issuer to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

XVII.        GUARANTY AND SURETYSHIP AGREEMENT

17.1.        Guaranty and Suretyship Agreement. Each Guarantor hereby guarantees, and becomes surety for the prompt payment and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (a) all of the Obligations owing by the Loan Parties to Issuer, including all of the costs and expenses and all of the indemnities owing to Issuer or other Indemnitee under the provisions of Sections 16.5 and 16.9 hereof, and (b) the costs and expenses of Issuer in enforcing the provisions of this Article XVII (the “Guaranteed Obligations”). The obligations and liabilities of the Guarantors under this Article XVII are joint and several, and each Guarantor hereby acknowledges and accepts such joint and several liability and further acknowledges and agrees that the joint and several liabilities of Guarantors under the provisions of this Article XVII shall be primary and direct liabilities and not secondary liabilities.

17.2.        Guaranty of Payment and Not Merely Collection. The provisions of this Article XVII constitute a guaranty of payment and not of collection and Issuer shall not be required, as a condition of any Guarantor’s liability hereunder, to make any demand upon or to pursue any of their rights against any Loan Parties and/or any of the Collateral, or to pursue any rights which may be available to Issuer with respect to any other person who may be liable for the payment of the Guaranteed Obligations and/or any other collateral or security available to Issuer therefor.

17.3.        Guarantor and Suretyship Waivers.

(a)            The provisions of this Article XVII constitute an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Guaranteed Obligations have been Paid in Full. The provisions of this Article XVII will remain in full force and effect even if there are no Guaranteed Obligations outstanding at a particular time or from time to time. The provisions of this Article XVII will not be affected (i) by any surrender, exchange, acceptance, compromise or release by Issuer of any other party, or any other guaranty or any Collateral or other collateral or security held by it for any of the Guaranteed Obligations, (ii) by any failure of Issuer to take any steps to perfect or maintain their Liens or security interest in or to preserve their rights in or to any Collateral or any other security or other collateral for the Guaranteed Obligations or any guaranty, or (iii) by any irregularity, unenforceability or invalidity of the Guaranteed Obligations or any part thereof or any security therefor or other guaranty thereof, and the provisions of this Article XVII will not be affected by any other facts, events, occurrences or circumstances (except Payment in Full of the Guaranteed Obligations) that might otherwise give rise to any “guarantor” or “suretyship” defenses to which any Guarantor might otherwise be entitled, all of which such “guarantor” or “suretyship” defenses are hereby waived by each Guarantor. The obligations of each Guarantor hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense of any kind, including any such counterclaim, set-off, deduction or defense based upon any claim such Guarantor may have against any Borrower or Issuer (or any of their respective Affiliates), or based upon any claim any Borrower or any other guarantor or surety may have against Issuer (or any of its Affiliates), except the Payment in Full of the Guaranteed Obligations.

(b)            Notice of acceptance of the agreement to guaranty provided for under the provisions of this Article XVII, notice of extensions of credit to Loan Parties from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon any Issuer’s failure to comply with the notice requirements of §§ 9-611, 9-612 and 9-613 of the Uniform Commercial Code are hereby waived to the fullest extent permitted by law. Each Guarantor hereby waives all defenses based on suretyship or impairment of collateral to the fullest extent permitted by law.

(c)            Issuer may at any time and from time to time, without impairing or releasing, discharging or modifying any Guarantor’s liabilities hereunder and (for purposes of this Article XVII only) without notice to or the consent of any Guarantor: (i) change the manner, place, time or terms of payment or performance of or interest rates or other fees on, or other terms relating to (including the maturity thereof), any of the Guaranteed Obligations; (ii) renew, extend, substitute, modify, amend or alter or refinance, or grant consents or waivers relating to any of the terms and provisions of this Agreement or any of the Other Documents or of the Guaranteed Obligations, or of any other guaranties, or any security for the Obligations or guaranties, (iii) increase (without limit of any kind) or decrease the Guaranteed Obligations (including all loans and extensions of credit thereunder) or modify the terms on which loans and extensions of credit may be made to Loan Parties (including without limitation by making available to Loan Parties under this Agreement and/or any Other Document and as part of the Guaranteed Obligations any new loans, advances or other extensions of credit of any kind, including any such new loans, advances or extension of credit of a new or different type or nature (including any new Cash Management Products and Services of any kind, Foreign Currency Hedges of any kind and/or Interest Rate Hedge of any kind) as compared to the loans, advances and extensions of credit available to Loan Parties hereunder as of the Closing Date); (iv) apply any and all payments by whomever paid or however realized including any proceeds of the Collateral or any other collateral or security, to any Guaranteed Obligations in such order, manner and amount as Issuer may determine in its sole discretion in accordance with the terms of this Agreement; (v) settle, compromise or deal with any other Person, including any Borrower or any other guarantor, with respect to the Guaranteed Obligations in such manner as Issuer deems appropriate in its sole discretion; (vi) substitute, exchange, subordinate, sell, compromise or release any security or guaranty for the Guaranteed Obligations; or (vii) take such actions and exercise such remedies hereunder as provided herein.

17.4.        Repayments or Recovery from Issuer. If any demand or claim is made at any time upon Issuer for the repayment or recovery of any amount received by it in payment or on account of the Guaranteed Obligations (including any such demand or claim made in respect of or arising out of any laws relating to fraudulent transfers, fraudulent conveyances or preferences) and if Issuer repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body in respect of such demand or claim, or by reason of any settlement or compromise of any such demand or claim, the joint and several liability of Guarantors with respect to such portion of the Guaranteed Obligations previously satisfied by the payment of the amount so repaid or recovered shall be reinstated and revived and Guarantors will be and remain jointly and severally liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by Issuer. The provisions of this Section 17.4 shall survive any release and/or termination of this Agreement (and/or of any Guarantor’s liability under this Article XVII) and will be and remain effective notwithstanding any contrary action which may have been taken by Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to Issuer’s rights hereunder and any such release and/or termination will be deemed to have been conditioned upon such payment having become final and irrevocable.

17.5.        Enforceability of Obligations. No modification, limitation or discharge of the Guaranteed Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law with respect to any Borrower or any other guarantor or surety for the Guaranteed Obligations will affect, modify, limit or discharge Guarantors’ liability in any manner whatsoever and the provisions of this Article XVII will remain and continue in full force and effect and will be enforceable against each Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. Each Guarantor hereby waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the Guaranteed Obligations that may result from any such proceeding.

17.6.        Guaranty Payable upon Event of Default; Remedies.

(a)            Upon the occurrence and during the continuance of any Event of Default under this Agreement: (i) Guarantors shall pay to Issuer, immediately upon Issuer’s demand therefore (except in the case of any Event of Default under Section 10.7, in which case Guarantors shall pay to Issuer immediately, without any demand or notice whatsoever), the full amount of the Guaranteed Obligations; (ii) Issuer in its discretion may exercise with respect to any Collateral of any Guarantor or any other collateral or security for the Guaranteed Obligations any one or more of the rights and remedies provided a secured party under the Uniform Commercial Code or any other applicable law or at equity (all of which such rights and remedies are hereby deemed incorporated herein and confirmed and ratified by Guarantors as if expressly set forth and granted and agreed to by Guarantors herein); and/or (iii) Issuer in its discretion may exercise from time to time any other rights and remedies available to it at law, in equity or otherwise.

(b)            The Guarantors jointly and severally agree that, as between the Guarantors and Issuer, the Obligations of Loan Parties under this Agreement and the Other Documents may be declared to be forthwith due and payable as provided in Section 11.1 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11.1) for purposes of this Article XVII (specifically including Section 17.1 hereof), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Loan Parties and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by Loan Parties) shall forthwith become due and payable by the Guarantors for purposes of this Article XVII (specifically including Section 17.1 hereof).

(c)            Each Guarantor hereby acknowledges that the guarantee provided for under the provisions of this Article XVII constitutes an instrument for the payment of money, and consents and agrees that Issuer, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

17.7.        Waiver of Subrogation. Until the Guaranteed Obligations are Paid in Full and this Agreement and the Commitments have been terminated, each Guarantor waives in favor of Issuer any and all rights which such Guarantor may have to (a) assert any claim against any Borrower or any other Guarantor based on subrogation, restitution, reimbursement or contribution rights with respect to payments made under the provisions of this Article XVII, and (b) any realization on any property of any Borrower or any other Guarantor, including participation in any marshalling of any Borrower’s or any other Guarantor’s assets.

17.8.        Continuing Guaranty and Suretyship Agreement. The provisions of this Article XVII shall constitute a continuing guaranty and suretyship obligation of each Guarantor with respect to all Guaranteed Obligations from time to time outstanding, arising or incurred, and shall continue in effect, and Issuer may continue to act in reliance hereon, until all of the Guaranteed Obligations have been Paid in Full and this Agreement and the Commitments have been terminated, and until such time, no Guarantor shall have any right to terminate or revoke the provisions of this Article XVII nor any of the guarantee and surety agreements and other covenants and undertakings provided for herein.

17.9.        General Limitation on Guarantee Obligations. If, in the course of any legal action or proceeding under any applicable law, including any Insolvency Proceedings with respect to any Guarantor, the obligations of any Guarantor under the provisions of this Article XVII would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under the provisions of this Article XVII, then, notwithstanding any other provision to the contrary, the amount of such liabilities of such Guarantor under the provisions of this Article XVII shall, without any further action by such Guarantor, Issuer or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 17.10 hereof) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Absent any such determination in any such legal action or proceeding, the provisions of this Section 17.9 shall in no respect limit the obligations and liabilities of any Guarantor to Issuer, and each Guarantor shall remain liable to Issuer for the full amount guaranteed by such Guarantor hereunder.

17.10.      Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 17.7 hereof. The provisions of this Section 17.10 shall in no respect limit the obligations and liabilities of any Guarantor to Issuer, and each Guarantor shall remain liable to Issuer for the full amount guaranteed by such Guarantor hereunder.

17.11.      Keepwell. Without limiting any other provision of this Article XVII or otherwise limiting the provisions of Section 6.15 hereof as to the Loan Parties generally, each Guarantor hereby agrees that, for the purposes of this Article XVII as an absolute, unconditional, irrevocable and continuing guaranty agreement, the provisions of Section 6.15 hereof are hereby incorporated and restated in this Article XVII as an obligation of each Guarantor that is and/or may hereafter be a Qualified ECP Loan Party from time to time.

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Each of the parties has signed this Agreement as of the day and year first above written.

BORROWER:	BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Rodney Carlson
Name:	Rodney Carlson
Title:	Treasurer

GUARANTORS:

AMERICON EQUIPMENT SERVICES, INC.

AMERICON, LLC

BABCOCK & WILCOX CONSTRUCTION CO., LLC

BABCOCK & WILCOX EBENSBURG POWER, LLC

BABCOCK & WILCOX EQUITY INVESTMENTS, LLC

BABCOCK & WILCOX HOLDINGS, LLC,

BABCOCK & WILCOX INDIA HOLDINGS, INC.

BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION

BABCOCK & WILCOX INTERNATIONAL, INC.

THE BABCOCK & WILCOX COMPANY

BABCOCK & WILCOX TECHNOLOGY, LLC

DELTA POWER SERVICES, LLC

DIAMOND OPERATING CO., INC.

DIAMOND POWER AUSTRALIA HOLDINGS, INC.

DIAMOND POWER CHINA HOLDINGS, INC.

DIAMOND POWER EQUITY INVESTMENTS, INC.

DIAMOND POWER INTERNATIONAL, LLC

EBENSBURG ENERGY, LLC

O&M HOLDING COMPANY

POWER SYSTEMS OPERATIONS, INC.

SOFCO – EFS HOLDINGS LLC

BABCOCK & WILCOX SPIG, INC.

BABCOCK & WILCOX CANADA CORP.

By:	/s/ Rodney Carlson
Name:	Rodney Carlson
Title:	Treasurer

PNC BANK, NATIONAL ASSOCIATION, as Issuer

By:	/s/Hossein Nouri
Name:	Hossein Nouri
Title:	Senior Vice President